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                                                                   Exhibit 10.41





                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                           NATIONAL PROCESSING COMPANY
                                   ("SELLER")

                                       AND


                      INTERNATIONAL PAYMENT SERVICES, INC.
                                    ("BUYER")




                            Dated As of April 13, 1999

                                TABLE OF CONTENTS


1.       RULES OF CONSTRUCTION AND DEFINITIONS.................................................................1

2.       ASSETS
                  2.1      Assets to be Sold to Buyer..........................................................6
                  2.2      Excluded Assets.....................................................................7
                  2.3      Non-Assignable Assets...............................................................8
                  2.4      Further Assurances..................................................................8
                  2.5      Sale at Closing Date................................................................9
                  2.6      Transfer of Bank Accounts...........................................................9
                  2.7      Seller's Records....................................................................9
                  2.8      Non-Disclosure, Non-Hire and Non-Compete Covenants..................................9

3.       LIABILITIES
                  3.1      Assumed Liabilities.................................................................9
                  3.2      Excluded Liabilities...............................................................10

4.       CONSIDERATION
                  4.1      Initial Determination of Cash at Closing...........................................10
                  4.2      Allocation.........................................................................10
                  4.3      Section 338 Election...............................................................11
                  4.4      Preparation of Section 338(h)(10) Forms............................................11
                  4.5      Tax Allocation Agreement...........................................................11
                  4.6      Certain Tax Definitions............................................................11
5.       CLOSING
                  5.1      Initial Closing....................................................................12
                  5.2      Post-Closing Adjustment............................................................12

6.       REPRESENTATIONS AND WARRANTIES OF SELLER
                  6.1      Organization.......................................................................13
                  6.2      Authorization......................................................................13
                  6.3      Consents and Defaults..............................................................13
                  6.4      Absence of Certain Changes.........................................................14
                  6.5      Litigation.........................................................................14
                  6.6      Compliance with Law................................................................14
                  6.7      Options to Purchase................................................................14
                  6.8      Good Title.........................................................................15
                  6.9      Customer Contracts.................................................................15
                  6.10     Operations Agreements..............................................................15
                  6.11     Intellectual Property..............................................................15
                  6.12     Non-Compete, Non-Hire and Non-Disclosure Agreement.................................16
                  6.13     Permits, Licenses and Other Authorizations.........................................16
                  6.14     Accounts Receivable................................................................16
                  6.15     Bank Accounts......................................................................16
                  6.16     Premises...........................................................................16
                  6.17     Books and Records..................................................................17


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

                  6.18     Environmental Matters..............................................................18
                  6.19     Taxes..............................................................................19
                  6.20     Misstatements or Omissions of Facts................................................20
                  6.21     Commissions to Third Parties.......................................................20
                  6.22     Powers of Attorney.................................................................20
                  6.23     Year 2000..........................................................................20
                  6.24     Employee Benefits..................................................................21
                  6.25     Absence of Certain Payments........................................................21
                  6.26     Employees..........................................................................21
                  6.27     Affiliated Transactions............................................................21
                  6.28     Capitalization.....................................................................22

7.       REPRESENTATIONS AND WARRANTIES OF BUYER
                  7.1      Organization.......................................................................22
                  7.2      Authorization......................................................................22
                  7.3      Consents ..........................................................................22
                  7.4      Litigation.........................................................................23
                  7.5      Fund Availability..................................................................23
                  7.6      Commissions to Third Parties.......................................................23

8.       INDEMNIFICATIONS
                  8.1      Seller's Indemnification of Buyer..................................................23
                  8.2      Buyer's Indemnification of Seller..................................................24
                  8.3      Qualifying Terms...................................................................24
                  8.4      Notice of Claims...................................................................24
                  8.5      Defense of Claims..................................................................24
                  8.6      Cooperation of the Parties.........................................................25

9.       CONDUCT OF SELLER PENDING CLOSING
                  9.1      Material Breach....................................................................26
                  9.2      Consents, Waivers, Approvals and Authorizations....................................26
                  9.3      Material Changes...................................................................26
                  9.4      Access & Information...............................................................27
                  9.5      Publicity..........................................................................27
                  9.6      Cooperation and Standard of Performance............................................27
                  9.7      Notice.............................................................................28
                  9.8      Fund Balances......................................................................28
                  9.9      Funding............................................................................28
                  9.10     Stock Options......................................................................28

10.      CONDITIONS TO CLOSING
                  10.1     Conditions to Buyer's Closing......................................................28
                  10.2     Conditions to Seller's Closing.....................................................29

11.      POST-CLOSING COVENANTS
                  11.1     Transition.........................................................................30
                  11.2     Sales/Transfer Taxes...............................................................31
                  11.3     Access and Investigation...........................................................31
                  11.4     Tax Sharing Agreements.............................................................31
                  11.5     Returns for Periods Through the Closing Date.......................................31
                  11.6     Post-Closing Elections.............................................................31

                                       ii

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

                  11.7     Confidentiality Agreements.........................................................31

12.      TERMINATION       ...................................................................................32

13.      MISCELLANEOUS
                  13.1     Expenses...........................................................................32
                  13.2     Notices............................................................................32
                  13.3     Confidentiality....................................................................33
                  13.4     Survival...........................................................................34
                  13.5     Entire Agreement...................................................................34
                  13.6     Parties in Interest; Assignment....................................................34
                  13.7     Successors and Assigns.............................................................34
                  13.8     Severability.......................................................................34
                  13.9     Waiver.............................................................................34
                  13.10    Arbitration........................................................................35
                  13.11    Governing Law......................................................................35
                  13.12    Captions...........................................................................35
                  13.13    Counterparts.......................................................................35
                  13.14    Publicity..........................................................................35

         SIGNATURE PAGE    ...................................................................................36


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                          MASTER SCHEDULE LIST


SCHEDULE 1.3          -       Bank Account(s)
SCHEDULE 1.13         -       Customer List
SCHEDULE 1.28         -       Lease(s)
SCHEDULE 1.33         -       Operations Agreements
SCHEDULE 2.1.4        -       Assets to be Sold to Buyer
SCHEDULE 2.2          -       Excluded Assets
SCHEDULE 3.1.3        -       Assumed Liabilities
SCHEDULE 6.3          -       Consents and Defaults
SCHEDULE 6.4          -       Changes
SCHEDULE 6.5          -       Litigation
SCHEDULE 6.6          .       Compliance
SCHEDULE 6.9          -       Customer Contracts
SCHEDULE 6.11         -       Intellectual Property
SCHEDULE 6.12         -       Non-Compete, Non-Hire and Non-Disclosure Agreement
SCHEDULE 6.13         -       Permits, Licenses and Other Authorizations
SCHEDULE 6.14         -       Accounts Receivable
SCHEDULE 6.15         -       Bank Accounts
SCHEDULE 6.17         -       Books and Records
SCHEDULE 6.19         -       Tax Returns (Taxes)
SCHEDULE 6.20         -       Tax Returns (Taxes)
SCHEDULE 6.23         -       Year 2000
SCHEDULE 6.24         -       Employee Benefits
SCHEDULE 6.26         -       Employees
SCHEDULE 6.27         -       Affiliated Transactions
SCHEDULE 7.5          -       Fund Availability
SCHEDULE 11.1         -       Transition

                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT is made and entered into as of this 13th day of April, 1999, by and between National Processing Company, a Kentucky corporation ("Seller") and International Payment Services, Inc., a Delaware corporation ("Buyer").

                              W I T N E S S E T H:

         WHEREAS, Seller desires to sell, and Buyer desires to acquire certain selected assets of Seller used in the Business and all rights to continue the Services on the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, for valuable consideration paid and each and every covenant and agreement as set forth below, and the performance thereof, it is agreed by and between the parties as follows:

1. RULES OF CONSTRUCTION AND DEFINITIONS. All references to any specific law, act, statutes, regulation, or rule in this Agreement shall mean such law, act, statute, regulation, or rule of the United States of America and, where applicable, the laws of its states, territories, foreign jurisdictions, protectorates and local laws. For purposes of this Agreement, the following terms shall have the meanings indicated:

         1.1 "Affiliate(s)" shall mean any corporation or business organization which is a member of a controlled group of corporations (as defined in Section 414(b)of the Internal Revenue Code), a controlled group of trades or businesses (as defined in Section 414(c) of the Internal Revenue Code), an affiliated service group (as defined in Section 414(m) of the Internal Revenue Code), or any other arrangement (as defined in Section 414(c) of the Internal Revenue
Code) which includes Seller.

         1.2 "Agreement" shall mean this agreement, together with all attachments, exhibits and appendices.

         1.3 "Bank Account(s)" shall mean bank and/or money market accounts related to the transferred Business, including but not necessarily limited to those identified on SCHEDULE 1.3.

         1.4 "Business" shall mean all the business activities and operations of the Seller and Check Services, related to, the provision of Services.

         1.5 "Cash at Closing" see Section 4.1.

         1.6 "Check Services" means NPC Check Services, Inc., a Delaware corporation.

         1.7 "Claim(s)" shall mean any legal proceeding(s), claim(s), or demand(s) instituted or asserted by any Person in respect to which any party to this Agreement is entitled to indemnification pursuant to this Agreement.

         1.8 "Closing" shall mean the closing of the transactions contemplated by this Agreement.

         1.9 "Closing Date" shall occur within ten days following the receipt of all applicable approvals, consents and waiting periods, or on such other date as the parties shall mutually agree in writing.

         1.10 "Confidentiality Agreements" means all confidentiality agreements between the Seller and all parties who investigated a potential purchase of the Business.

         1.11 "Current Period" shall mean (a) any taxable year or other period ending on or before the Closing Date for which a Tax Return is not required to be filed on or before the Closing Date and (b) in the case of a taxable year or other period beginning before and ending after the Closing Date, that portion of such taxable year or other period that ends on and includes the Closing Date.

         1.12 "Current Period Tax" shall mean the total Tax due for a Current Period (as if no estimated payments had been made). Any Tax attributable to the Current Period described in clause (b) of the definition of Current Period shall be deemed to be a Current Period Tax only to the extent of the amount of such Tax that would have been incurred if the taxable year or other period had ended on the close of business on the Closing Date, with the basis for such tax being determined (a) in the case of real and personal property Taxes, intangible Taxes, ad valorem or value added Taxes, and the like, by allocating the Tax on a daily basis, and (b) in the case of all other Taxes for such period, by closing the books and records as of the close of business on the Closing Date:

         1.13 "Customer(s)" shall mean customers of the Business as of Closing as listed in SCHEDULE 1.13 and prospects of the Business as of Closing.

         1.14 "Customers Contract(s)" shall mean letters of intent, contracts, agreements (oral or written), standing purchase orders and any other similar documents for Services between Seller and/or Check Services, on the one hand, and Customers on the other hand.

         1.15 "Defense" shall mean the defense, settlement, or other disposition of any Claim.

         1.16 "Documents of Conveyance" shall mean deeds, bills of sale, assignment and assumption agreements, endorsements, and other instruments of transfer and conveyance together with any consents, required for the same, including without limitation any required consent to assignment of Customer Contracts, in form and substance satisfactory to Buyer.

         1.17 "Effective Time" shall mean 12:01 a.m. on the Closing Date.

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         1.18 "Employee Benefit Plan" shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA or any Local Law.

         1.19 "Employee" means the individuals employed by Seller and/or Check Services who are engaged in the Business.

         1.20 "Environmental Law" shall mean any foreign or domestic federal, state or local law, statute, ordinance, rules, regulation, code, license, permit, authorization, approval, consent, order, determination, judgment, decree, injunction or agreement with any Governmental Authority, including any domestic or foreign court or tribunal of competent jurisdiction, or any Local Law, relating to (a) the health, protection, preservation or restoration of the environment including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, wetlands, plant and animal life or any other natural resource, conservation and/or (b) the use, storage, recycling, treatment, generation, transportation, processing, handling labeling, production, release or disposal of hazardous substances, pollutants, wastes, or contaminants, or (c) worker health and safety. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C.
Section 9601, et seq ("CERCLA"); the Clean Air Act, as amended, 42 U.S.C.
section 7401, et seq; the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C. Section 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq; and all comparable state, local and foreign laws; and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability for injuries or damages due to the release of any hazardous substances, pollutants, wastes, or contaminants, or (c) worker health and safety.

         1.21 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, 29 U.S.C. 1,001, et seq., as amended.

         1.22 "Excluded Assets" shall mean those assets set forth in Section 2.2 of this Agreement.

         1.23 "Governmental Authority" shall mean any government or political subdivision, whether federal, state, local or foreign, or any agency or instrumentality thereof, or any federal, state, local or foreign court, arbitrator or other tribunal.

         1.24 "Hazardous Substance" shall mean (a) any hazardous wastes, toxic chemicals, materials, substances or wastes as defined by or for the purposes of any Environmental Law or Local Law; (b) any "oil", as defined by the Clean Water Act, as amended from time to time, and regulations promulgated thereunder (including crude oil or any fraction thereof and any petroleum products or derivatives thereof) or any Local Law; (c) any substance, the presence of which is prohibited, regulated or controlled by any Environmental Law relating to waste disposal or environmental protection with respect to the exposure to, or manufacture, possession, presence, use, generation, storage, transportation, treatment, release, emission, discharge, disposal, abatement, cleanup, removal, remediation or handling of any such substance; (d) any

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asbestos or asbestos-containing materials, polychlorinated biphenyls ("PCBs") in the form of electrical equipment, fluorescent light fixtures with ballasts, cooling oils or any other form, urea formaldehyde, atmospheric radon; (e) any solid, liquid, gaseous or thermal irritant or contaminant, such as smoke, vapor, soot, fumes, alkalis, acids, chemicals, pesticides, herbicides, sewage, industrial sludge or other similar wastes; (f) industrial, nuclear or medical by-products; (g) any lead based paint or coating and (h) any underground storage tank(s).

         1.25 "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         1.26 "Internal Revenue Code" shall mean the United States Internal Revenue Code of 1986, as amended.

         1.27 "Intellectual Property' shall mean all of the following that are used in the Business as currently conducted or as pertains to the Business or except as set forth on Schedule 2.1, are necessary to carry on a business and operations of the Business as currently conducted: (i) letters patent and patents; (ii) trademarks, service marks, trade names, brand names, and all goodwill associated with any of the foregoing; (iii) copyrights; (iv) registrations of, or applications for, any of the foregoing items described in
(i) through (iii); (v) Software and except as set forth on Schedule 2.1 the rights under any computer software licenses used in the Business; (vii) trade secrets and proprietary information, including without limitation technology, know-how, procedures, market information, surveys, and customer and supplier information and listings; and (viii) licenses relating to the foregoing (i) through (vii) whether to or from Seller, and association agreements.

         1.28 "Lease(s)" shall mean all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, granting to Seller and/or Check Services any leasehold or subleasehold estate or right to use or occupy any real property, including easements, hereditaments, tenements and appurtenances belonging or appertaining thereto which are used or held for use in the Business as reflected on SCHEDULE 1.28.

         1.29 "Local Law" shall mean any act, statute, regulation, rule, ordinance, order, precedent or similar law in the Commonwealth of Kentucky similar in form, substance or intent to the United States act, statute, regulation, rule, ordinance, order, or similar law mentioned in the particular context.

         1.30 "Material Adverse Effect" shall mean an event, change or occurrence that has a material negative impact on the financial condition, business or results of operations of the Business or the Buyer as the case may be, or the ability of Seller or Buyer as the case may be, to consummate the transactions contemplated hereby.

         1.31 "Multiemployer Plan" shall mean any multiemployer plan within the meaning of Section 3(37) of ERISA or any Local Law.

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         1.32 "Net Assets" shall mean (i) total Subject Assets conveyed less
(ii) the sum of merchant payables and the amount of all year-to-date accrued bonuses due to Employees whose names are listed on SCHEDULE 11.1.

         1.33 "Operations Agreements" shall mean software and computer equipment licenses and maintenance agreements, other equipment service agreements, rental, finance and lease agreements for personal property and all other agreements, other than Customer Contracts or Leases, applicable to the Business, all of which are listed on SCHEDULE 1.33.

         1.34 "Person" shall mean any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, trust, or other entity.

         1.35 "Prior Period" shall mean any taxable year or other period ending before the Closing Date for which a Tax Return is required to be filed on or before the Closing Date.

         1.36 "Restricted Area" shall mean within the United States of America, including its territories and possessions.

         1.37 "Services" shall mean the acceptance and collection of checks including but not limited to check authorization, check verification, check guarantee, performance and discount guarantee, check returned item processing, paper check conversion services, contingency collections, check collections, return check concentration, check factoring, paper check initiated real time access of DDA account status and all related data processing services.

         1.38 "Stock" means all of the issued and outstanding capital stock of Check Services.

         1.39 "Software" shall mean all computer programs, materials, tapes, know-how, object and source codes, code techniques, other written materials and processes developed by or on behalf of Seller and/or Check Services for the provision of Services.

         1.40 "Subject Assets" shall mean all assets, rights, properties and business of every kind and description, whether tangible or intangible, real, personal or mixed, used in the Business as currently conducted or pertaining to the Business or except as set forth on Schedule 2.1, as necessary to carry on the business and operations of the Business as currently conducted, including without limitation the Stock, those assets set forth in Section 2.1 of this Agreement and the Schedules referenced therein together with additions thereto acquired in the ordinary course of business prior to the Closing Date but excluding the Excluded Assets.

         1.41 "Tax(es)" shall mean income, gross receipts, property, sales, use, license, excise, unitary, business franchise, employment, social security, unemployment, compensation, disability, governmental pension or insurance, withholding or similar taxes or contributions, assessments, charges, duties, fees or levies of any kind whatsoever (whether or not requiring the filing of returns, together with any deficiency assessments, interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties).

         1.42 "Tax Return" shall mean any return, report, declaration, statement, certificate, schedule, or other document required to be filed with or provided to the Internal Revenue Service of the United States federal government, any other federal, state or municipal agency, department, commission or other Governmental Authority, or any other party in connection with any Tax, including, without limitation, any federal, state, local or foreign income tax return, excise tax return, franchise tax return, sales or use tax return, property tax return, information return, stamp tax return, ad valorem or valued added tax return, documentary tax return, gross receipts tax return, earned surplus tax return and the like.

2.       ASSETS.

         2.1 ASSETS TO BE SOLD TO BUYER. Upon the terms of and subject to the conditions in this Agreement, the Seller shall sell, convey, transfer, assign and deliver to the Buyer and the Buyer shall purchase, acquire and accept from the Seller on the Closing Date the Subject Assets, including without limitation the following:

             2.1.1 All furniture, fixtures, vehicles, machinery, communications, computer, data processing and other equipment, proprietary software, operating supplies, spare parts and other inventories used or held, and/or located at any premises used or held, by Seller in connection with the Business;

             2.1.2 All Customer Contracts, work in progress and check inventory for Services that Check Services is not a party;

             2.1.3 All rights to and interests in Operations Agreements that Check Services is not a party;

             2.1.4 All assets identified in SCHEDULE 2.1.4 and all Intellectual Property identified on SCHEDULE 6.11;

             2.1.5 All rights under any written or oral contract, agreement, lease, plan, instrument, registration, license, franchise, certificate of occupancy, other permit or approval of any nature, or other document, commitment, arrangement, undertaking, practice or authorization and any intangible property rights associated with or constituting a part of the Business;

             2.1.6 All rights, title and interest to and in any accounts receivable derived from the Business (including without limitation amounts past due);

             2.1.7 All prepaid accounts, such as utility and security deposits and the like;

             2.1.8 All records, files, correspondence, data, plans, contracts, recorded knowledge and information (including without limitation lists of Customers and suppliers with respect to the Business and Customer and sales correspondence and other files) used in connection with or required to continue the Business as it is currently being conducted;

             2.1.9 All rights or choses-in-action arising out of occurrences before or after the Closing, including without limitation rights or choses-in-action relating to third-party infringement or misappropriation of any of the Intellectual Property, and all rights under express or implied warranties in favor of the Seller, if any, relating to the Subject Assets and the Business;

             2.1.10 All rights to and interests in the Leases that are both listed on Schedule 1.28 and designated by an asterisk thereon.

             2.1.11 All other assets, rights and properties of any nature used or held for use in the Business, other than those otherwise excluded by this Agreement.

             2.1.12 The Stock and Check Services' corporate minute books, stock records, tax records and other corporate records.

         2.2 EXCLUDED ASSETS. Notwithstanding anything to the contrary contained in Section 2.1, Seller is not selling and Buyer is not purchasing any of the following Excluded Assets:

         (i) all rights, properties and assets which have been sold, transferred, conveyed, assigned, delivered or otherwise disposed of by the Seller or any of its Subsidiaries prior to the Closing in transactions permitted or contemplated by this Agreement;

         (ii) any and all cash and/or cash equivalents, marketable securities, life insurance policies, insurance policies of any other type or rights to any insurance coverage under any of Seller's existing policies and any prepaid insurance premiums;

         (iii) any Employee Benefit Plan and all amendments, all documents and financial statements relating thereto or associated trust maintained by Seller;

         (iv) any rights (including tax and other refunds and claims relating thereto) relating to the liabilities not assumed by Buyer;

         (v) any goodwill reported on the balance sheet of Seller other than goodwill associated with the Intellectual Property constituting a part of the Subject Assets;

         (vi) any corporate minute books, stock records, tax records and other corporate records of Seller and its subsidiaries except for Check Services;

         (vii)    any Hazardous Substances;

         (viii) rights to or interests in any contracts or agreements between the Seller or Check Services, on the one hand, and any employee(s) of the Seller or Check Services on the other hand;

         (viii)   any right, property, Lease, or asset listed in SCHEDULE 2.2.

         (iv)     the note receivable related to the Ringwood property.

                  After the date herewith, assets may become identified which are not either Subject Assets or Excluded Assets pursuant to this Agreement. In the event thereof, the parties agree to fully cooperate and proceed in good faith to determine whether the asset is appropriately categorized as a Subject Asset pertaining to the Services or the Business, in which case the asset shall belong to Buyer or is more appropriately categorized as an Excluded Asset, in which case the asset shall belong to Seller.

         2.3 NON-ASSIGNABLE ASSETS. Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall not constitute an agreement or an attempted agreement to transfer or assign any contract, license, lease, commitment, sales or purchase order or any other agreement or any claim, right or benefit (for purposes of this Section 2.3, an "agreement") arising thereunder or resulting therefrom if any such attempted transfer or assignment without the consent of any other party thereto would constitute a breach thereof or would in any way adversely affect the rights of Buyer or Seller thereunder. Seller has exercised, at Seller's expense (and, if requested by Buyer, after the Closing Date will exercise) reasonable best efforts to obtain the consent of any party or parties to any such contracts, licenses, leases, commitments, sales orders, purchase orders or other agreements to the transfer or assignment thereof by Seller to Buyer in all cases in which such consent is required and on terms and conditions reasonably satisfactory to Buyer. If any such consent is not obtained, or if an attempted assignment would be ineffective or would affect the rights of Buyer or Seller thereunder such that Buyer would not in fact receive all such rights, Seller shall use commercially reasonable efforts to perform such agreement for the account of Buyer or otherwise cooperate with Buyer in any arrangement reasonably necessary or desirable to provide for Buyer the benefits and the corresponding obligations of any such agreement, including without limitation enforcement for the benefit of Buyer of any and all rights of Seller against the other party thereto arising out of the breach, termination or cancellation of such agreement by such other party or otherwise. To the extent Seller performs under any permit or license for the benefit of Buyer pursuant to this Section 2.3 and Buyer ultimately obtains such permit or license for itself, Seller shall, on demand by Buyer, relinquish its rights under such permit or license with respect to the Business.

         2.4 FURTHER ASSURANCES. From time to time after the Closing, Seller will execute and deliver to Buyer such instruments of sale, transfer, conveyance, assignment and delivery, and such consents, assurances, powers of attorney and other instruments as may be reasonably requested by Buyer or its counsel in order to vest in Buyer all right, title and interest of Seller in and to the Subject Assets and otherwise in order to carry out the purpose and intent of this Agreement. Seller shall promptly transfer and deliver to Buyer any cash or other property received by Seller, directly or indirectly, at any time after the Closing Date in respect of or relating to any Subject Assets.

         2.5 SALE AT CLOSING DATE. The sale, transfer, assignment and delivery by the Seller of the Subject Assets to the Buyer or the its assignee shall be consummated on the Closing Date by Documents of Conveyance.

         2.6 TRANSFER OF BANK ACCOUNTS. Seller shall cause the financial institutions in which the Bank Accounts are located to transfer the beneficial use of the Bank Accounts, by retitling, assignment or otherwise, to Buyer, so that (a) as of Closing, Buyer will have sole and exclusive use of, and access to, such Bank Accounts, and (b) there will be no disruption of payments made from the accounts or deposits to such accounts. Buyer will designate a representative to assist in coordinating the transfer of such accounts.

         2.7 SELLER'S RECORDS. Buyer shall be entitled to inspect any and all records retained by Seller and obtain copies of same (or originals if reasonably requested by Buyer) at reasonable times and locations and in the manner agreed to by Buyer and Seller. Seller agrees either to retain all such records for a period of at least six (6) years after the Closing Date, or, at Seller's option, to deliver such records to Buyer prior to such time.

         2.8 NON-DISCLOSURE, NON-HIRE AND NON-COMPETE COVENANTS. Seller agrees that for a period of five (5) years from the Closing Date, Seller shall not directly or indirectly: (a) induce or attempt to induce any employees, sales representatives, consultants, Customers or other Buyer business contacts or relations to terminate or diminish their relationships or breach their agreements with Buyer relating to Services, or employ any of Buyer's personnel engaged in providing Services while employed by Buyer, without Buyer's prior written consent; and(b) either as a director, lender, guarantor or investor, participate in, promote, assist financially engage in or have a financial interest in, any business which is engaged in any Services in the Restricted Area except for data entry services, call center services and voice authorization services but Seller shall not provide data entry services, call center services or voice authorization services using any of the Subject Assets and Seller further, can sell check acceptance services that are provided by third party providers of check acceptance services provided Buyer rates and services are not generally competitive and further subject to the terms and conditions of the marketing agreement. Seller agrees not to ever divulge, transmit, or otherwise disclose or cause to be divulged, transmitted or otherwise disclosed, or use any information acquired by Seller regarding the Services within the Restricted Area. The ownership of a minority interest (10% or less) in a corporation whose shares are traded in a recognized stock exchange or traded in the over-the-counter market, even though such corporation may be a competitor of Buyer, shall not be deemed financial participation in a competitor.

3.       LIABILITIES.

         3.1 ASSUMED LIABILITIES. On the Closing Date, simultaneously with the transfer by Seller to Buyer of the Subject Assets, Buyer shall assume and shall thereafter pay, cause to be paid, or otherwise discharge those obligations and liabilities of Seller (if any) as described below:

             3.1.1 Obligations to provide Services to the Customers pursuant to the Customer Contracts on and after the Closing Date;

             3.1.2 Payment obligations under any Operations Agreements for periods commencing on and after the Closing Date;

             3.1.3 Those specific limited liabilities set forth on SCHEDULE
3.1.3 attached hereto.

             3.1.4 The obligations under any Leases that are both listed on
SCHEDULE 1.28 and also designated therein by an asterisk on and after the Closing Date.

         3.2 EXCLUDED LIABILITIES. It is specifically agreed and understood by all parties that Buyer is not assuming, nor shall it have any responsibility whatsoever for any liabilities other than the assumed liabilities listed in section 3.1 above. In particular and without limitation, Buyer is not assuming, nor shall Buyer have any responsibility whatsoever for any liabilities under or in connection with, Taxes or lawsuits arising out of acts, omissions, circumstances, or events existing before the Closing Date, or any employee benefit plan, policy or practice, or any employment agreement, collective bargaining agreement, or severance arrangement of Seller or any Affiliate incurred prior to the Effective Time. Buyer is not, and shall not be a successor employer to Seller with respect to any employee benefit plan, policy or practice maintained by Seller. Seller shall remain fully liable with respect to all such employee benefit plans, programs or practices, and Buyer does not and will not be required to assume any liability arising out of any employee benefit plan, policy or practice of Seller before Effective Time. Buyer shall not be liable to Employee for any employee benefits except those employee benefits provided under an employee benefit plan, policy or practice of Buyer which becomes available as a result of employment with Buyer. In addition Buyer shall not be liable for and Seller shall pay any amounts due (whether before or after the Effective Time) in payment of expenses incurred with respect to periods ending on or prior to the Effective Time and the parties shall each pay a prorata portion of any expense incurred with respect to a period which includes the Effective Time based upon the number of days in such period that each party owned the Business.

4.       CONSIDERATION.

         4.1 INITIAL DETERMINATION OF CASH AT CLOSING. In consideration for the sale and transfer of the Subject Assets and other commitments, representations, warranties and restrictions made and agreed to by Seller, Buyer will (a) pay Seller at Closing an amount equal to $38,275,000.00 (Thirty Eight Million Two Hundred Seventy Five Thousand Dollars) payable in immediately available funds via wire transfer at Closing ("Cash at Closing") and (b) assume the assumed liabilities as provided in SECTION 3.1.

         4.2 ALLOCATION. Seller and Buyer shall cooperate in the preparation of a joint schedule (the "Allocation Schedule") allocating the Cash at Closing, as adjusted pursuant to Section 5.2, among the Subject Assets, including the Stock of Check Services. Seller and Buyer each agrees to file IRS Form 8594, and all Tax Returns in accordance with the Allocation Schedule. Seller and Buyer each agrees to provide the other promptly with any other information required to complete the Allocation Schedule. If, however, Seller and Buyer are unable to complete such schedule within sixty (60) days before the last date on which the
Section 338(h)(10) Election may be filed, then Buyer and Seller shall each submit its respective determination of such value to such independent valuation firm as may be mutually agreed upon by the parties (the "Appraiser'). The Appraiser shall resolve the dispute by determining an appropriate fair market value for the Stock of Check Services and the other Subject Assets, as of the Closing Date based on methodologies and procedures that conform to the standards promulgated by the American Society of Appraisers and the Uniform Standards of Professional Appraisal Practice standard in valuations of businesses similar to the Business. The costs, expenses and fees of the Appraiser shall be borne equally by Buyer and Seller, and Buyer and Seller agree to use the values determined in such appraisal in any relevant Tax Returns or similar filings.

         4.3 SECTION 338 ELECTION. Seller and Buyer will join in making a
Section 338(h)(10) Election with respect to the purchase and sale of the Stock of Check Services hereunder and will join in timely executing and filing all
Section 338(h)(10) Forms.

         4.4 PREPARATION OF SECTION 338(h)(10) FORMS. Buyer and Seller shall jointly prepare and timely file all Section 338(h)(10) Forms in accordance with applicable Tax Laws of the United States and of any state or other political subdivision thereof. Buyer and Seller shall sign on a timely basis all documents or forms as used to make a Section 338(h)(10) Election. The Seller shall pay any Tax attributable to the making of a Section 338(h)(10) Election and shall indemnify Buyer and Check Services against any such Tax.

         4.5 TAX ALLOCATION AGREEMENT. The Seller and Buyer agree that they will use their reasonable best efforts to enter into an agreement (the "Allocation Agreement") within 90 days of the Closing Date concerning the appropriate "fair market value" of the assets of Check Services as of the Closing Date and the allocation of the "modified aggregate deemed sales price" (as defined in Treasury Regulations Section 1.338(h)(10)-1(f)) among the assets of Check Services. If, sixty (60) days before the last date on which the Section 338(h)(10) Election may be filed, the Buyer and Seller have not agreed on the appropriate "fair market value' of the assets of Check Services as of the Closing Date, then Buyer and Seller shall each submit its respective determination of such value to the Appraiser. The Appraiser shall resolve the dispute by determining an appropriate fair market value for the assets of Check Services as of the Closing Date based on methodologies and procedures that conform to the standards promulgated by the American Society of Appraisers and the Uniform Standards of Professional Appraisal Practice standard in valuations of businesses similar to the Business. The costs, expenses and fees of the Appraiser shall be borne equally by Buyer and Seller, and Buyer and Seller agree to use the values determined in such appraisal in any relevant Tax Returns or similar filings.

         4.6 CERTAIN TAX DEFINITIONS.  For purposes of this Agreement,

             "SECTION 338(h)(10) ELECTION" means an election described in section 338(h)(10) of the Internal Revenue Code, as amended, and includes, without limitation, any corresponding election under any other applicable Tax Laws of any state or other political subdivision of the United States that permit a separate election;

             "SECTION 338(h)(10) FORM" means any Tax Return, document, statement, or other form that is required to be submitted to any federal, state, county, or other local taxing authority in connection with a Section 338(h)(10) Election, and includes, without limitation, United States Internal Revenue Service Form 8023 (together with any schedules or attachments thereto) that are required pursuant to Treasury Regulation Section 1.338(h)(10)-1 or any successor regulation;

             "TAX LAW" means any law, rule regulation (including, without limitation, any Treasury Regulation), or order relating in any way to any Tax, or any interpretation of any such law, rule, regulation, or order, as any such law, rule, regulation, order, or interpretation may be amended from time to time;

5.       CLOSING.

         5.1 INITIAL CLOSING. The initial Closing shall take place via exchange of executed facsimile copies of the Documents of Conveyance and any other documents required by this Agreement and shall be deemed to occur at the offices of Seller, 1231 Durrett Lane, Louisville, KY 40285 on the Closing Date; provided that, if the Buyer's lenders require the Closing to occur at some other location, then the Closing shall occur at such other location. For all accounting, tax and other financial purposes,to the extent permitted by law, Closing shall be deemed to occur at the Effective Time. Without limiting the covenants or representations and warranties contained herein, risk of loss on the Subject Assets shall pass from Seller to Buyer upon consummation of the Closing.

         5.2 POST-CLOSING ADJUSTMENT.

             5.2.1 ADJUSTMENT AMOUNT. The amount (as determined pursuant to
SECTION 5.2.2) by which (i) the book value of the Net Assets of Seller and its Subsidiaries as of the Closing Date exceed or are less than $7,581,000.00 (Seven Million Five Hundred Eighty One Thousand Dollars) shall be referred to as the "Adjustment Amount" and shall be treated as an increase or decrease respectively to the purchase price paid hereunder.

             5.2.2 ADJUSTMENT PROCEDURE. Buyer at its expense will prepare a balance sheet ("Closing Balance Sheet") of the Net Assets of the Business as of the Effective Time. The Closing Balance Sheet and the calculation of Net Assets thereon, including a determination of reserves, shall be prepared in accordance with Seller's and its subsidiaries accounting principles as applied on a consistent basis and in accordance with GAAP. If there is a conflict between Seller's and its subsidiaries accounting principles and GAAP, then GAAP shall prevail. Buyer will deliver the Closing Balance Sheet to Seller within sixty
(60) days after the Closing Date. If, within thirty (30) days following delivery of the Closing Balance Sheet, Seller has not given Buyer notice of its objection to the Closing Balance Sheet (which notice must contain a statement of the basis of Seller's objection(s)), then the book value of the Net Assets in the Closing Balance Sheet will be used in computing the Adjustment Amount. If, however, Seller timely gives such notice of objection and the parties are unable to resolve any such objections within ten (10) days thereafter, then the issues in dispute (and only those issues) will be submitted to Arthur Andersen, LLP, certified public accountants (the "Accountants"), for resolution. If issues in dispute are submitted to the Accountants for resolution: (i) each party will furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party or its subsidiaries (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties; and
(iii) Buyer and Seller will each bear 50% of the fees of the Accountants for such determination.

             5.2.3 PAYMENT OF ADJUSTMENT AMOUNT. On the second business day following the final determination of the Adjustment Amount, Buyer shall pay Seller the Adjustment Amount if it is a positive number and Seller shall pay the absolute value of the Adjustment Amount to Buyer if it is a negative number. All payments will be made together with interest at 7% PER ANNUM compounded daily beginning on and including the Closing Date and ending on but excluding the date of payment.

6. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants to Buyer that:

         6.1 ORGANIZATION. Seller and Check Services are corporations duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky and the State of Delaware, respectively. Each of Seller and Check Services is duly qualified to do business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the nature of the Business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect. SCHEDULE 6.1 sets forth the jurisdictions that Seller and its subsidiaries that are involved in the Business are qualified to do business and where they are licensed or authorized to act as a collection agency.

         6.2 AUTHORIZATION. Seller has full corporate power and authority to execute and deliver this Agreement and to perform fully its obligations hereunder. The execution, delivery and performance of this Agreement by Seller has been duly authorized by all necessary corporate action of Seller. This Agreement has been duly executed and delivered by Seller and this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or similar laws affecting the rights of creditors generally or equitable principles limiting the right to obtain specific performance or other similar relief.

         6.3 CONSENTS AND DEFAULTS. Except as set forth on SCHEDULE 6.3, neither the execution and delivery of this Agreement by Seller nor the performance of its obligations hereunder will (a) conflict with or result in any breach of any provision of its certificate of incorporation or bylaws of Seller or Check Services; (b) require any consent or approval under, conflict with, result in the breach, termination or acceleration of, or constitute a default under any mortgage, lease, agreement, indenture, commitment or other instrument, oral or written, to which Seller or Check Services is a party or by which Seller or Check Services or any of their respective properties are bound; (c) constitute a violation of any law, regulation, order, writ, judgment, injunction or decree applicable to Seller or Check Services or any of their respective properties;
(d) violate, conflict with, constitute a default ( or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or result in the creation of any lien or other encumbrance upon any of the properties or assets of Seller or Check Services under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Seller or Check Services is a party or to which the Business or any Subject Assets are subject, except for such violations, conflict breaches, defaults, terminations, accelerations or creations of liens or then encumbrances, which will not have a Material Adverse Effect or (e) require any consent, approval, authorization or permit of or from, or filing with a notification to any court, Government Authority, except (i) filings under the HSR Act or (ii) consents approvals, authorizations, permits, filings or notifications which, if not obtained or made will not individually or in the aggregate, have a Material Adverse Effect or (f) have any impact on Buyer's right to conduct the Business as currently being conducted by the Seller and Check Services.

         6.4 ABSENCE OF CERTAIN CHANGES. Since December 31, 1998: (a) the Seller and Check Services have operated the Business in the ordinary and usual course;
(b) there has not been any change in the business, financial condition or results of operations of the Business that has had or will have a Material Adverse Effect; (c) there has not been any damage, destruction or loss (whether or not covered by insurance) to the Subject Assets that has had or could reasonably be expected to have a Material Adverse Effect; (d) no Customer, other than as listed on SCHEDULE 6.4, has canceled, discontinued, or given written or verbal notice of its intention to cancel, discontinue or substantially reduce its relationship with Seller or Check Services which would have an adverse effect on the Business; and (e) except as otherwise set forth on SCHEDULE 6.4, neither Seller nor Check Services is in default and, except as otherwise set forth on SCHEDULE 6.4, to the knowledge of the Seller, no Customer is in default, under Seller's or Check Services' contracts with any Customer, and each such contract (whether written agreement or outstanding purchase orders) is valid, binding and enforceable and in full force and effect on the date hereof and such Customer Contracts contain no material changes in Seller's or Check Services standard form of agreement and specifically no deviation in warranties or limitation of Seller's or Check Services liability other than as listed on
SCHEDULE 6.4.

         6.5 LITIGATION. Except as set forth on SCHEDULE 6.5: (a) there is no judicial or administrative action, proceeding or investigation pending or, to the knowledge of the Seller, threatened, that questions the validity of this Agreement or any action taken or to be taken by the Seller in connection with this Agreement, and (b) there is no claim, litigation, action, suit, proceeding, inquiry (whether administrative or judicial at law or equity), or investigation pending or, to the knowledge of the Seller, threatened against or affecting, or any judgment, award, order, injunction or decree outstanding against the Seller or Check Services with respect to the Business that, if adversely determined, would individually or in the aggregate have a Material Adverse Effect.

         6.6 COMPLIANCE WITH LAW. Neither Seller nor Check Services is in violation of any applicable law, regulation, ordinance or other requirement of any Governmental Authority and no written notice has been received by the Seller or Check Services alleging any such violations except where any such violations in the aggregate would not have a Material Adverse Effect, provided, however, that Seller makes no representation or warranty with respect to the matters at issue in the lawsuits listed on SCHEDULE 6.6, including but not limited to the compliance with the Fair Debt Collection Act of forms and collections letters used in the Business.

         6.7 OPTIONS TO PURCHASE. Neither Seller nor Check Services currently has outstanding, and will not grant, any options, rights to purchase, contracts, or any other right entitling anyone to acquire any of the Subject Assets or the Business except as otherwise expressly contemplated herein.

         6.8 GOOD TITLE. Seller or Check Services owns and holds good and marketable title, or is entitled to the beneficial possession and use of pursuant to valid lease, license or finance agreements, to all of the Subject Assets, tangible and intangible, free and clear of all liens, mortgages, pledges, encumbrances, income taxes, withholding taxes, employment taxes, sales and property taxes, restrictions or defects of title. The Subject Assets, including, but not limited to leasehold improvements, and the Excluded Assets listed on Schedule 2.2, constitute all of the assets used by Seller and/or Check Services to conduct the Business and the Subject Assets if tangible, are in reasonable repair, and in satisfactory operating condition for their intended use in the Business.

         6.9 CUSTOMER CONTRACTS. Seller has delivered to Buyer true, complete and accurate copies of Customer Contracts which are identified on SCHEDULE 6.9 as delivered to Buyer. SCHEDULE 6.9 lists all Customers as of the date of this Agreement and identifies all Customer Contracts, and also describes all Customers obtaining Services from Seller without a current written agreement. For each Customer for which Seller provides Services without a current written agreement, SCHEDULE 6.9 fully describes all terms, practices and procedures governing Seller's relationship with such Customer. Neither Seller nor Check Services has any obligations, written or otherwise, to any Customer other than those set forth in the Customer Contracts or, for Customers without agreements, those set forth on SCHEDULE 6.9. None of Seller's or Check Services obligations to Customers, written or otherwise, include any performance-based or other monetary penalties, other than those explicitly set forth in the Customer Contracts, or any customer payment practice related to performance or other disputes. Neither Seller nor Check Services is involved in any claim, dispute or controversy with any of its Customers which, individually or in the aggregate, could reasonably be anticipated to have a Material Adverse Effect. Except as set forth in SCHEDULE 6.9.1, there exists no oral or written termination notice indicating, and Seller has no reason to believe, that any Customer will terminate any Customer Contract.

         6.10 OPERATIONS AGREEMENTS. SCHEDULE 1.33 contains a true, complete and accurate list of all Operations Agreements used in or held for the Business. Seller has delivered or caused to be delivered to Buyer true, complete and accurate copies of all such documents and all such documents are valid, binding and enforceable according to their terms and no party is currently in default thereunder.



         6.11 INTELLECTUAL PROPERTY.

              6.11.1 SCHEDULE 6.11 sets forth a true, complete and accurate list of all of the following Intellectual Property: (i) registered or material trademarks and service marks; (ii) letters patent, patents and pending applications for registration of same; (iii) registered or material copyrights; (iv) material computer software; and (v) licenses of rights in or to any Intellectual Property whether to or from Seller or to or from Check Services.

              6.11.2 Except as set forth in SCHEDULE 6.11, without payment of any license fee, royalty or similar charge, Seller owns the entire right, title and interest in and to the Intellectual Property, and Seller has the right to use and license the same without infringement or violation of the rights of others. Seller has not in the conduct of the Business infringed or violated the rights of others. Furthermore, and without limiting the generality of the foregoing: (i) no Person is infringing or violating any of the Intellectual Property; and (ii) there are no pending or threatened proceedings or litigation or other adverse claims affecting or challenging the Intellectual Property.

              6.11.3 Except as set forth in SCHEDULE 6.11 no loss or expiration of any item of Intellectual Property or group of related items of Intellectual Property would have a Material Adverse Affect on the conduct of the Business and no such loss is threatened, pending or reasonably foreseeable.

         6.12 NON-COMPETE, NON-HIRE AND NON-DISCLOSURE AGREEMENT. SCHEDULE 6.12 sets forth a true, complete and accurate list of all non-compete, non-hire and non-disclosure agreements related to the Business. Seller has delivered or caused to be delivered true, complete and accurate copies of all such documents and all such documents are valid, binding and enforceable according to their terms and no party is currently in default thereunder.

         6.13 PERMITS, LICENSES AND OTHER AUTHORIZATIONS. SCHEDULE 6.13 sets forth a true, complete and accurate list and description of all permits, licenses, and other authorizations held by Seller or Check Services and used in or held for the conducting of the Business. Seller is in compliance with the terms of such permits, licenses, and authorizations and there are no pending or, to the knowledge of the Seller, threatened terminations, expirations or revocations thereof. Except for the permits, licenses, and authorizations described in SCHEDULE 6.13 or which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not have a Material Adverse Effect, there are no licenses, permits or other authorizations, whether written or oral necessary or required for the use of the Subject Assets or the conducting of the Business.

         6.14 ACCOUNTS RECEIVABLE. SCHEDULE 6.14 reflects a true, complete and accurate aging of all accounts receivable of Seller and Check Services (with total amounts for each account).

         6.15 BANK ACCOUNTS. SCHEDULE 6.15 lists all Bank Accounts used by Seller and Check Services in connection with the Business and such Bank Accounts constitute all the Bank Accounts.

         6.16 PREMISES.

              6.16.1 Neither Seller nor Check Services, with respect to the Business, own any real property other than what is in the Excluded Assets.

              6.16.2 SCHEDULE 1.28 lists all Leases and Seller has delivered to Buyer true, complete, and accurate copies of all Leases. All Leases are in full force and effect and are legal, valid and binding obligations of Seller or its subsidiaries and each party thereto, and are, enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, moratorium receivership, conservatorship, reorganization or similar laws affecting the rights of creditors generally or equitable principles limiting the right to obtain specific performance or other similar relief. None of the buildings and structures located on real property used in or held for the Business violate any restrictive covenants or any terms of any of the Leases, or encroach on any property owned by others which violation or encroachment has or may have a Material Adverse Effect at the relevant location. No condemnation proceeding is pending, or threatened, which would preclude or impair in any material respect the use of the real property for the uses for which it is currently being used.

              6.16.3 The Leases set forth on SCHEDULE 1.28 constitute all of the leases under which any Person holds leasehold or subleasehold interests in real property used in connection with the Business.

              6.16.4 With respect to each Lease:

              (I) the Lease shall continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the Closing so long as the consents set forth in SCHEDULE 6.3 have been received;

              (II) neither the Seller nor to Seller's knowledge is any other party to the Lease in breach or default, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification, or acceleration under the Lease;

              (III) no party to any Lease has repudiated any provision thereof and there are no disputes, oral agreements, or forbearance programs in effect as to the Lease; and

              (IV) the Seller has not assigned, transferred, or conveyed any interest in the leasehold (except for the subleases identified in SCHEDULE 1.28).

              6.16.5 The real property described in SCHEDULE 1.28 constitutes all of the real property used or occupied in connection with the Business other than the Excluded Assets.

         6.17 BOOKS AND RECORDS.

              6.17.1 SCHEDULE 6.17 contains correct and complete copies of (a) the unaudited balance sheets of the Business as of December 31, 1997 and December 31, 1998, and the related unaudited statement of income and cash flows for the years then ended and the reports thereon, and the other financial information included therewith and (b) the unaudited balance sheet of the Business as of January 31, 1999 (collectively, the "Financial Statements").

                  6.17.2 The Financial Statements (a) are accurate and complete in all material respects and are consistent with the books and record of Seller (which are accurate and complete in all material respect), (b) have been prepared in accordance with generally accepted accounting principles applied on an historically consistent basis, and (c) fairly present the financial position, results of operations and cash flows of the Business at the respective dates thereof and for the periods therein indicated.

                  6.17.3 Seller has delivered, or will deliver at Closing, true, complete and accurate copies (or originals, where necessary or reasonably requested by Buyer) of all records, files and other information (excluding corporate minute books, stock records, tax records and other corporate records of Seller) used in connection with or required to continue the Business as it is presently conducted by Seller.

                  6.17.4 Each of the notes and accounts receivable reflected in the Financial Statements are valid receivable, are current, and are subject to no valid counterclaims or setoffs, at the aggregate amount recorded, net of an amount of allowances for doubtful accounts which relate to those receivable computed in a manner consistent with generally accepted accounting practices consistent with past practice of the Seller.

         6.18     ENVIRONMENTAL MATTERS.  To Seller's knowledge:

         (i) Business is not in violation of, nor has any liability, absolute or contingent, in connection with or under any Environmental Law or Local Law, except any such violations or liabilities which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

         (ii) None of Subject Assets are in violation of nor have any liability, absolute or contingent, under any Environmental Law or Local Law, except any such violations or liabilities which, individually or in the aggregate, would not have a Material Adverse Effect; and

         (iii) There are no actions, suits, demands notices, claims, investigations or proceedings pending or threatened relating to any Subject Assets including, without limitation any notices, demand letters or requests for information from any Governmental Authority relating to any such liability under or violation of Environmental Law or Local Law, which would impose a liability upon Seller or Check Services pursuant to any Environmental Law or Local Law, except such as would not, individually or in the aggregate have a Material Adverse Effect.

         (iv) The Seller and Check Services are neither required to nor have any permits, licenses and other authorizations pursuant to Environmental Law for the occupation of the facilities used in the Business and the operation of the Business.

         (iv) To the Seller's knowledge none of the following exists at any property or facility owned or operated by the Seller or by Check Services in connection with the Business: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or waste disposal areas.

         (v) Neither Seller nor Check Services has not, with respect to the Business, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any Hazardous Substance, or owned or operated any property or facility, in a manner that has given or would give rise to liabilities (including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees) pursuant to CERCLA or any other Environmental Law.

         (vi) Neither the Seller nor to the Seller's knowledge, any of its predecessors or affiliates has, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for site investigation or cleanup, of any other Person relating to Environmental Law and the Business.

         6.19     TAXES.

         (i) Except as set forth in SCHEDULE 6.19, all of the Tax Returns for all Prior Periods required to be filed by the Seller and/or Check Services have been duly and timely filed, the Tax Returns are accurate and complete in all respects, and the Tax shown in the Tax Return filed for each Prior Period constitutes the full amount of the Tax that is owed or may become owed by the Seller and/or Check Services for any such Prior Period and all Taxes due and payable by Seller and/or Check Services (whether or not shown on or required to be shown on a Tax Return) have been paid in full on a timely basis;

         (ii) There are not currently in force any extensions of time with respect to the dates on which any Tax Return was or is due to be filed by the Seller and/or Check Services, or any waivers or agreements for the extension of time for the assessment or collection of any Tax;

         (iii) There are no liens on any of the assets or properties of the Seller that arose in connection with any failure of alleged failure on the part of the Seller to pay any Tax;

         (iv) The Seller has withheld or paid to the proper Governmental Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or other party;

         (v) Each estimated payment for Current Period Taxes payable by the Seller and/or Check Services has been made on or before the date on which the payment is required under applicable law to be made in an amount sufficient to avoid the imposition of a penalty;

         (vi) SCHEDULE 6.20 lists each state and local jurisdiction in which the Seller and/or Check Services has filed any Tax Return with respect to any Taxes pertaining to the Business and any income or franchise Tax Return with respect to the business. No claim has ever been made by a Governmental Authority where the Seller and/or Check Services does not file Tax returns that the Seller and/or Check Services is or may be subject to taxation by the governmental authority with respect to the Business.

         (vii) Neither Seller nor its subsidiaries have any agreements with taxing authorities or Governmental Authorities relating to the Business conveying any tax benefits, credits, exemptions, exclusions, deductions or similar benefits to Seller or its subsidiaries.

         6.20 MISSTATEMENTS OR OMISSIONS OF FACTS. No representation or warranty by Seller in this Agreement (including the Schedules attached hereto), nor any other certificate or document furnished by Seller, contains or will contain as of the date hereof or as of Closing any untrue statement of a fact, or omits or will omit to state as of the date hereof or as of Closing any fact necessary to make the statements contained herein or therein not misleading.

         6.21 COMMISSIONS TO THIRD PARTIES. Except for fees paid and payable to Salomon Smith Barney, Seller has neither paid nor will become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement. Buyer is not responsible to make any payments to Salomon Smith Barney which are owing or are to be owed to Salomon Smith Barney as a result of the transactions contemplated by this Agreement.

         6.22 POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of the Seller or any other party with respect to the Business.

         6.23 YEAR 2000.

              6.23.1 Except as set forth in SCHEDULE 6.23, all of the computer software, computer firmware, computer hardware (whether general or special purpose), and other similar or related items of automated, computerized, and/or software system(s) that are used or relied on in connection with the Business will not malfunction, will not cease to function, will not generate incorrect date, and will not produce incorrect results when processing, providing and/or receiving (i) date-related data in connection with any valid date in the twentieth and twenty-first centuries and (ii) date-related data into and between the twentieth and twenty-first centuries; and the Business shall not be subject to any claims or liabilities arising from its failure to do so;

              6.23.2 Except as set forth in SCHEDULE 6.23, all of the products and services sold, licensed, rendered, or otherwise provided in connection with the Business will not malfunction, will not cease to function, will not generate incorrect data, and will not produce incorrect results when processing, providing, and/or receiving (i) date-related data into and between the twentieth and twenty-first centuries and (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries; and the Business shall not be subject to any claims or liabilities arising from its failure to do so; and

              6.23.3 Except as set forth in SCHEDULE 6.23, the Seller has not, with respect to the Business, made any other representations or warranties regarding the ability of any product or service sold, licensed, rendered, or otherwise provided in connection with the Business to operate without malfunction, to operate without ceasing to function, to generate correct data, and to produce correct results when processing, providing, and/or receiving (i) date-related data into and between the twentieth and twenty-first centuries and
(ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries.

         6.24. EMPLOYEE BENEFITS. SCHEDULE 6.24 sets forth as of the date hereof a complete list of all material employee benefit plans, policies, practices, or arrangements (including severance and other welfare or fringe benefit arrangements as well as retirement, deferred compensation, bonus or incentive compensation) and all material employment agreements, arrangements or policies that are maintained by Seller or any of its subsidiaries, or to which Seller has contributed or has an obligation to contribute, for any of the Employees. Seller has provided Buyer with complete copies of current plan documents, if any, summary plan descriptions and Form 5500 Annual Reports if applicable, and/ or other documentation sufficient to enable Buyer to ascertain the material terms and the cost to Seller and financial benefits to Employees of all such arrangements.

         6.25. ABSENCE OF CERTAIN PAYMENTS. No director, officer, agent, employee or other Person acting on behalf of the Seller has with respect to the Business, directly or indirectly, used any corporate funds for contributions, payments, gifts, entertainment or other purposes relating to any political activity or solicitation of business which was prohibited by law, or on behalf of the Seller, made any direct or indirect unlawful payment to any governmental official or employee or established or maintained any unlawful or unreported funds. Neither the Seller nor Check Services nor any director, officer, agent, employee or other Person acting on behalf of the Seller or Check Services has with respect to the Business accepted or received any unlawful contribution, payment, gift, entertainment or expenditure.

         6.26. EMPLOYEES. Except as set forth in the SCHEDULE 6.26, with respect to the Business: (i) there is no collective bargaining agreement or relationship with any labor organization; (ii) to the Knowledge of the Seller, no executive or key employee has any present intention to terminate their employment; (iii) no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition; (iv) no union organizing efforts are underway or threatened, and no other question concerning representation exists; (v) no labor strike, work stoppage, slowdown, or other material labor dispute has occurred, and none is under- way or, to the knowledge of the Seller, threatened; (vi) there is no workman's compensation, experience or matter, or litigation pending or threatened; (vii) there is no employment-related charge, complaint, grievance, investigation, inquiry or obligation of any kind, pending or threatened in any forum, relating to an alleged violation or breach by the Seller or Check Services (or their respective officers or directors) of any law, regulation or contract relating to the employment of labor; and, (viii) to the Seller's knowledge, no employee or agent of the Seller or any Subsidiary has committed any act or omission giving rise to any material liability for any violation identified in subsection (vii) above.

         6.27. AFFILIATED TRANSACTIONS. Except as set forth on SCHEDULE 6.27, no officer, director, member, employee, stockholder, or Affiliate of the Seller, or any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with the Seller or Check Services with respect to the Business, has any interest in any property used in connection with the Business, has received any funds from the Seller with respect to the Business other than ordinary compensation consistent with past practice since the date of the Latest Balance Sheet or is owed any funds from the Seller with respect to the Business. SCHEDULE 6.27 describes all services provided by the Seller to the Business and the costs and expenses charged by the Seller in respect thereof.

         6.28. CAPITALIZATION. The authorized and issued capital stock of Check Services consists of 100 shares of common stock, of which 100 shares of common stock are issued and outstanding. All of the issued and outstanding shares of Check Services Stock are owned of record and beneficially by Seller, free and clear of any liens, charges or encumbrances. All of the outstanding Stock of Check Services has been duly authorized by all necessary corporate action and is validly issued, fully paid and non-assessable. There are no outstanding rights, commitments, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire any shares of Stock of Check Services or securities or obligations of any kind convertible into or exchangeable or exercisable for any shares of Stock of Check Services or any outstanding voting, transfer restriction, stock appreciation, phantom stock, profit participation or similar rights with respect to Check Services or its Stock.

7.       REPRESENTATIONS AND WARRANTIES OF BUYER.

         7.1 ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer is duly qualified to do business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect.

         7.2 AUTHORIZATION. Buyer has full corporate power and authority to execute and perform fully its obligations hereunder this Agreement. The execution, delivery and performance of this Agreement by Buyer has been duly authorized by all necessary corporate action of Buyer. This Agreement has been duly executed and delivered by Buyer and this Agreement constitutes a legal, valid and binding obligation of the Buyer, enforceable against Buyer in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or similar laws affecting the rights of creditors generally or equitable principles limiting the right to obtain specific performance or other similar relief.

         7.3 CONSENTS. The consummation by Buyer of the transactions contemplated by this Agreement shall not require the consent, approval, authorization or permit of or from or filing with any Governmental Authority except (i) filings under the HSR Act or (ii) consents, approvals, authorizations, permits, filings or notifications which, if not obtained or made will not, individually or in the aggregate, have a Material Adverse Effect. Subject to the foregoing neither the execution and delivery of this Agreement by Buyer nor the performance of its obligations hereunder will
(a) violate or conflict with the certificate of incorporation or bylaws of Buyer; or (b) constitute a violation of any law, regulation, order, writ, judgment, injunction or decree applicable to Buyer or any of its properties.

         7.4 LITIGATION. There is no judicial or administrative action, proceeding or investigation pending or, to the of the knowledge of the Buyer, threatened, that questions the validity of this Agreement or any action taken or to be taken by the Buyer in connection with this Agreement. There is no litigation, proceeding or governmental investigation pending or, to the knowledge of the Buyer, threatened, or any order, injunction or decree outstanding, against the Buyer that, if adversely determined, would have a Material Adverse Effect upon the Buyer's ability to perform its obligations under this Agreement.

         7.5 FUND AVAILABILITY. SCHEDULE 7.5 contains Buyer's funding commitment fromFleet National Bank. Buyer at the time of signing this Agreement has no knowledge of any reason, cause, event or occurrence that by itself or with notice, lapse of time or both would cause any of, or be a basis for any of, the commitments in SCHEDULE 7.5 not to be funded

         7.6 COMMISSIONS TO THIRD PARTIES. Buyer has neither paid nor will become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement.

8.       INDEMNIFICATIONS.

         8.1 SELLER'S INDEMNIFICATION OF BUYER. Seller shall, on Buyer's demand, defend, indemnify and hold harmless Buyer, its successors and assigns, against and in respect of any and all assessments, claims, demands, losses, damages, expenses (including without limitation, the reasonable fees and disbursements of legal counsel), liabilities and judgments ("Losses") resulting from (a) any misrepresentation, any inaccuracy in or breach of any warranty or representation, (b) any obligation incurred by Seller or any prior party in interest which is not expressly assumed by Buyer hereunder, (c) any liability of Check Services which are not included in the assumed liabilities as set forth in
Section 3.1, (d) any nonfulfillment of any agreement on the part of Seller under this Agreement, and (e) any Tax of the Seller, Check Services, or any affiliated group within the meaning of Code ss. 1504 of which Seller or Check Services was a member, for any Tax period (or portion thereof) ending on or prior to the Closing Date (with it being understood that, for purposes of this clause (e), in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (A) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the Taxable period ending on the Closing Date and that denominator of which is the number of days in the entire Taxable period, and (B) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date). Provided, however, that with respect to any claim for indemnification under Section 8.1(a) above, Seller shall not have any obligation to indemnify any indemnified party against any Losses unless and until the indemnified parties have collectively suffered Losses by reasons of all such misrepresentations, inaccuracies, or breach in excess of $200,000.00 and then only to the extent such Losses exceed $200,000.00

         8.2 BUYER'S INDEMNIFICATION OF SELLER. Buyer shall, on Seller's demand, defend, indemnify and hold harmless Seller against and in respect of any and all claims, demands, losses, damages, expenses (including without limitation, the reasonable fees and disbursements of legal counsel), liabilities and judgments resulting from (a) any misrepresentation, any inaccuracy in or breach of any warranty or representation, or any nonfulfillment of any agreement on the part of Buyer under this Agreement; and (b) any failure by Buyer after Closing to pay or perform any liability or obligation of Seller which has been specifically assumed by Buyer pursuant to this Agreement.

         8.3 QUALIFYING TERMS. In determining the existence and amount of indemnification, references in the representations and warranties to "materiality," "Material Adverse Effect," "knowledge," and terms of similar import shall not be considered.

         8.4 NOTICE OF CLAIMS. If any Claim is instituted or asserted by any Person in respect to which any party to this agreement is entitled to indemnification pursuant to this Agreement the indemnified party, after receipt by it of written notice of the commencement or assertion of such Claim, shall promptly cause a written notice of such Claim to be made to the party required to furnish such indemnity; provided that failure to give such notice shall not
(a) relieve the indemnifying party of its indemnification obligations hereunder, unless such failure to provide notice shall have materially and substantially prejudiced the rights of the indemnifying party, or (b) result in any liability of the indemnified party to the indemnifying party.

         8.5 DEFENSE OF CLAIMS. Subject to the next sentence, the indemnifying party shall have the right, at its option and expense, to assume any Defense of any Claim, provided that within thirty (30) days of receiving the notice with respect to such Claim pursuant to the above notice provision (of which such shorter period of time as an answer to or other responsive action may be required), the indemnifying party, by notice delivered to the indemnified party, elects to assume such Defense and each indemnifying party acknowledges its obligation hereunder to indemnify the indemnified party with respect to such Claim. Notwithstanding the foregoing, the indemnifying party shall not have the right to assume the Defense of any Claim if (a) representation of both the indemnified party and indemnifying party by the same counsel would be prohibited by rules or regulations governing the professional conduct of such counsel due to actual or potential differing interests between them; (b) the indemnified party determines in good faith that there is a significant possibility that such Claim may materially and adversely affect it or its Affiliates other than as a result of monetary damages; or (c) the indemnified party determines in good faith that the indemnifying party has insufficient financial resources to satisfy any monetary damages reasonably likely to result from such Claim.

         If the indemnifying party has assumed the Defense of a Claim in accordance with SECTION 8.4 hereof, then the following shall apply:

         (i) except as provided in clause (v) herein the indemnified party shall have the right to participate and assist in, but not control, the Defense of such Claim and to employ its own counsel in connection therewith;

         (ii) except as provided in clause (v) herein the indemnifying party shall not be liable to the indemnified party for the fees or expenses of the indemnified party's counsel or other expenses incurred by the indemnified party in connection with participating in the Defense of such Claim, except that the indemnifying party shall be liable for any such fees and expenses incurred prior to the time that the indemnifying party assumed such Defense;

         (iii) counsel used by the indemnifying party in connection with the Defense of such Claim shall be reasonably satisfactory to the indemnified party;

         (iv) except as provided in clause (v) herein, the indemnifying party shall have no liability with respect to any compromise or settlement of such Claim effected without its consent, which consent shall not be unreasonably withheld;

         (v) if the indemnifying party shall fail or omit to diligently prosecute the Defense of such Claim, then (a) the indemnified party shall have the right to control the Defense of such Claim, (b) the indemnifying party shall be liable to the indemnified party for the fees and expenses of the indemnified party's counsel and other expenses incurred by the indemnified party in connection with the Defense of such Claim and (c) the indemnifying party shall be liable for any settlement of such Claim effected by the indemnified party; and

         (vi) the indemnifying party shall not effect any compromise or settlement of such Claim without the consent of the indemnified party, which consent shall not be unreasonably withheld, unless such compromise or settlement includes a full release of the indemnified party, neither the indemnified party's business nor its name nor the business or name of any of its Affiliates will be damaged by such settlement, and such settlement is limited strictly to monetary damages.

If the indemnifying party does not assume the Defense of a Claim (whether because it elects not to or has no right to) the following shall apply:

         (i) the indemnifying party shall have the right, as its sole cost and expense, to participate in, but not control, the Defense of such Claim and to employ its own counsel in connection therewith; and

         (ii) the indemnifying party shall have no liability with respect to any compromise or settlement of such Claim effected without its consent, which shall not be unreasonably withheld.

         8.6 COOPERATION OF THE PARTIES. The parties agree to cooperate to the fullest extent possible in connection with any Claim in respect of which indemnification is sought under this Agreement.

9.       CONDUCT OF BUYER AND SELLER PENDING CLOSING.

         9.1 MATERIAL BREACH. The Seller and Buyer shall not take any action which would cause it to be in material breach of any representation, warranty, covenant or agreement contained in this Agreement. The Seller shall use reasonable best efforts to perform and satisfy all conditions to Closing to be performed or satisfied by it under this Agreement as soon as reasonably possible, but in no event later than Closing.

         9.2 CONSENTS, WAIVERS, APPROVALS AND AUTHORIZATIONS. Seller shall use reasonable best efforts to obtain all necessary consents, waivers, approvals and authorizations required to be obtained by Seller in connection with the execution, delivery and performance by Seller of this Agreement.

         9.3 MATERIAL CHANGES. Without the prior written consent of Buyer, between the date of this Agreement and Closing, Seller shall not, except as required or expressly permitted pursuant to the terms hereof, make any material change in the conduct of the Business or enter into any transaction other than in the ordinary course of business consistent with past practice and shall continue to conduct the Business in the ordinary course of business consistent with past practice. Seller shall use reasonable best efforts to preserve substantially intact the Subject Assets and the Business, to keep available the services of its current key officers and employees, and to preserve the goodwill of all business relationships affecting the Business.

         Without limiting the generality of the foregoing:

                  Seller shall not, without the prior written consent of Buyer:

                  (i) discount any receivable, or accelerate the collection of any accounts receivable, or defer payment of any accounts payable out of the ordinary course of business consistent with past practice, or enter into any understanding or agreement to do any of the foregoing;

                  (ii)     enter into any collective bargaining agreements;

                  (iii) other than in the ordinary course of the Business and in an amount not exceeding $20,000, grant any salary increase to any Employee;

                  (iv) enter into any new, or amend or alter, any existing Employee Benefit Plan or any employment or consulting agreement (other than as may be required to comply with applicable law);

                  (v)      terminate any existing employee benefit plan; or

                  (vi) change its accounting methods, reserves, principles or practices in any material respect, it being understood that a prorata portion of normal Employee bonuses for Employees listed on SCHEDULE 11.1 with respect to the portion of the bonus year occurring prior to the Closing Date shall be accrued on the books of the Business as of the Closing Date;

                  and; Seller shall:

                  (i) conduct the operations of the transferred Business in the ordinary course of business consistent with past practice;

                  (ii) keep and maintain the Subject Assets and all offices and facilities of the Business in good condition, repair and working order, reasonable wear and tear excepted;

                  (iii) use reasonable best efforts to maintain all customer, prospect and supplier (goods and services) relationships on terms and conditions not less favorable to the Business or Buyer than those existing prior to the execution hereof;

                  (iv) take no action which results in the modification of, or the increase in benefits payable or provided under, any employee benefit plan, policy or practice maintained by Seller;

                  (v) use reasonable best efforts to retain the service of its employees, agents and consultants involved with the Business on terms and conditions not less favorable to the Business or Buyer than those existing prior to the execution hereof; and

                  (vi) conduct its activities in a manner consistent with this Agreement.

         9.4 ACCESS AND INFORMATION. Upon reasonable notice, Seller shall provide Buyer the opportunity to make or cause to be made such investigation of the Subject Assets and their condition, the Business and its financial and legal condition, and other access during normal business hours throughout the period prior to the Closing Date to the books, records, properties, personnel and to such other information as Buyer may reasonably request; provided, however, that Seller shall not be required to provide access to any such information if the providing of such access (i) would be reasonably likely to result in the loss or impairment of any privilege generally recognized under law with respect to such information or would be precluded by any law, ordinance, regulation, judgement, order, decree, license or permit of any Governmental Authority.

         9.5 PUBLICITY. Except as required by the laws of the United States, neither Seller, nor Buyer shall furnish, either directly or indirectly, any term of this Agreement, not otherwise publicly announced, to any third party.

         9.6 COOPERATION AND STANDARD OF PERFORMANCE. Seller and Buyer shall cooperate with each other in reviewing facts, establishing procedures and implementing procedures neces- sary to consummate the transactions contemplated by this Agreement and shall use their reasonable best efforts to consummate the transactions contemplated by this Agreement by April 30, 1999. Seller and Buyer shall undertake and perform each obligation hereunder in timely fashion and good faith performance.

         9.7 NOTICE. Seller shall promptly advise Buyer in writing of any adverse changes in the Business's financial condition, business affairs, operations or results from operations.

         9.8 FUND BALANCES. Buyer and Seller will use their commercially best efforts to either transfer Bank Accounts or open new bank accounts and transfer fund balances from the Bank Accounts where appropriate.

         9.9 FUNDING. Buyer shall use its reasonable best efforts to obtain funding to close the transactions contemplated by this Agreement on the terms of the commitment letters which are attached hereto as SCHEDULES 7.5.

         9.10 STOCK OPTIONS. Seller agrees to investigate the possibility of extending the period for exercise for all stock options relating to the securities of Seller's parent corporation, National Processing, Inc. ("NPI") presently held by Seller's employees who as of the date herewith, have been granted stock options relating to the securities of Seller's parent corporation ,NPI. Seller agrees to recommend to its parent's Compensation and Organization Committee that it authorize extending the exercise period relating to such stock options for a period of eighteen months from the Closing Date.

10. CONDITIONS TO CLOSING. Closing shall be subject to the following conditions.

         10.1 CONDITIONS TO BUYER'S CLOSING. The obligation of Buyer to consummate and effect the Closing provided for herein shall be subject to the following conditions:

              10.1.1 The representations and warranties of Seller set forth in this Agreement are true when made and as of the Closing Date as if made on and as of such time, except as expressly contemplated or permitted by this Agreement and except for representations and warranties relating to a time or times other than the Closing Date which was or will be true at such time or times.

              10.1.2 Seller executes and delivers the Documents of Conveyance.

              10.1.3 Counsel for Seller shall have delivered an opinion to the effect that (a) Seller is duly organized and existing and in good standing in the Commonwealth of Kentucky (b) that Seller has full power and authority to sell the property and assets to be conveyed and assigned under this Agreement,
(c) that all corporate proceedings required to be taken by Seller to authorize it to enter into this Agreement and any other instrument evidencing such conveyance and assignment and to perform its obligations hereunder have been duly and properly taken, and (d) this Agreement and any related documents are binding obligations of Seller enforceable against Seller in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies and Buyer's lenders will be entitled to rely thereon.

              10.1.4 HSR ACT. Any applicable waiting period under the HSR Act shall have expired or been earlier terminated.

              10.1.5 OFFICER'S CERTIFICATE. The Seller shall have delivered to Buyer a certificate signed by the President or Executive Vice President and the Secretary of Seller, dated as of the Closing Date, certifying that (a) all the representations and warranties of the Seller are true, accurate and correct on and as of the Closing Date; and (b) the Seller has satisfied and fully complied with all conditions necessary to make this Agreement effective.

              10.1.6 BILL OF SALE. Seller shall have executed and delivered to Buyer the Bill of Sale and such other documents of transfer, conveyance and assignment valid to transfer all of the Subject Assets to Buyer in form and substance reasonably satisfactory to counsel for Buyer.

              10.1.7 THIRD PARTY CONSENTS. All consents, permits and approvals from all governmental entities required by law to consummate the asset acquisition shall have been obtained and parties to contracts or other agreements with Seller that are material to the conduct of the Business, the financial condition or results of operations of Seller after the Closing shall have been obtained and except as set forth on SCHEDULE 6.3.1, are necessary to carry on the business and operations of the Business after the Closing Date in the same manner as the Business was carried on by Seller prior to the Closing Date.

              10.1.8 FUNDING. Buyer shall have obtained debt financing in an amount sufficient to close the transactions contemplated by this Agreement on the terms of the commitment letters which are attached hereto as SCHEDULE 7.5.

              10.1.9 LITIGATION. No action, suit or proceeding shall have been instituted and be continuing by an governmental or regulatory agency to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages in connection with such transactions.

              10.1.10 TRANSFER OF LEASES. Seller shall have caused the landlord for the Riverdale, New Jersey facility to execute and deliver to Buyer a lease for the space currently occupied by Seller with respect to the Business at the facility on terms and conditions no less favorable to Buyer as currently exist in favor of Seller and on such other terms and conditions as are mutually agreeable to the landlord and Buyer. Seller shall enter into a lease termination agreement for the space to be leased by Buyer at the Riverdale, New Jersey facility in form and substance reasonably acceptable to Buyer. In addition, Seller shall assign the Leases (other than the Riverdale, New Jersey lease) listed on SCHEDULE 1.28 to Buyer pursuant to an assignment and assumption agreement on terms mutually agreeable to the parties.

         10.2 CONDITIONS TO SELLER'S CLOSING. The obligations of Seller to consummate and effect the Closing provided for herein shall be subject to the following conditions:

              10.2.1 The representations and warranties of Buyer set forth in this Agreement are true when made and as of the Closing Date as if made on and as of such time, except as expressly contemplated or permitted by the Agreement and except for representations and warranties relating to a time or times other than the Closing Date which were or will be true at such time or times;

              10.2.2 The Buyer tenders the Cash at Closing as provided in
Section 4 hereof; and

              10.2.3 Counsel for Buyer shall have delivered an opinion to the effect that (a) Buyer is duly organized and existing and in good standing in the State of Delaware, (b) that Buyer has full power and authority to buy the property and assets to be conveyed and assigned under this Agreement, (c) that all corporate proceedings required to be taken by Buyer to authorize it to enter into this Agreement and any other instrument evidencing such conveyance and assignment and to perform its obligations hereunder have been duly and properly taken, and (d) this Agreement and any related documents are binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency or similar laws affecting Creditors' rights generally or the availability of equitable remedies.

              10.2.4 HSR Act. Any applicable waiting period under the HSR Act shall have expired or been earlier terminated.

11.      POST-CLOSING COVENANTS

          11.1 TRANSITION. As of the Closing Date, Buyer shall offer employment to those Employees whose names are listed on SCHEDULE 11.1. The Buyer shall offer to each Employee a package of compensation and benefits which shall include the following:

               (i) credit for eligibility, but not vesting, purposes under Buyer's employee benefit plans for time of service with Seller;

               (ii) a severance program under which each eligible employee will be entitled to one week of severance pay for each year of service, provided that the minimum severance pay for each year of service provided that the minimum severance amount shall be two weeks of severance pay and the maximum severance amount shall be twelve weeks of severance pay;

               (iii) a 401(K) plan with an employer matching contribution in an amount to be determined by Buyer; and

               (iv) medical, dental and life insurance programs in amounts to be determined by Buyer.

              Nothing in this Agreement, express or implied, shall be construed to confer any rights or remedies upon any party other than the parties hereto and their respective successors and permitted assigns. Seller shall be available to consult with Buyer in regard to the Subject Assets. Seller shall cause Seller's accounting staff to be available as reasonably necessary to Buyer in regard to the books and records and operations of the Business.

         11.2 SALES/TRANSFER TAXES. Buyer and Seller shall each pay (a) one-half of all sales taxes, if any, due upon the transfer of the Subject Assets to Buyer and (b) when due, prorated as of the Effective Time, all foreign, state and local personal property taxes assessed on the Subject Assets of Seller transferred to Buyer hereunder.

         11.3 ACCESS AND INVESTIGATION. After the Closing Date, Buyer shall cooperate with Seller and shall afford Seller reasonable access to Buyer's personnel, properties, contracts, books and records and other documents and data, as Seller reasonably requests in order to defend itself against pending litigation or any litigation which arises after the Closing Date that pertains to the Business or Seller's operation of the Business in its ordinary course provided Seller shall reimburse Buyer for all out-of-pocket expenses incurred including travel expenses.

         11.4 TAX SHARING AGREEMENTS. Any tax sharing agreement to which Check Services is a party is terminated as of the Closing Date and will have no further effect for any taxable year (whether the current year, a future year, or a past year).

         11.5 RETURNS FOR PERIODS THROUGH THE CLOSING DATE. National City Corporation will include the income of Check Services on the consolidated, unitary and combined income Tax Returns of National City Corporation for which Check Services is included for all periods ending on or prior to the Closing Date and pay any income Taxes attributable to such income. Check Services will furnish Tax information to National City Corporation for inclusion in National City Corporation's consolidated, unitary and combined income Tax Returns for the period ending on or prior to the Closing Date in accordance with Check Services past custom and practice. The income of Check Services will be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of Check Services as of the end of the Closing Date.

         11.6 POST-CLOSING ELECTIONS. At National City Corporation's request, Buyer will cause Check Services to make and/or join with National City Corporation in making any election if (i) the making of such election does not have any adverse impact on the Buyer or Check Services for any Tax period ending after the Closing Date or (ii) Seller indemnifies Buyer or Check Services for the adverse impact referred to in clause (i) above as well as any adverse tax impact for the receipt of the payment contemplated in this clause (ii).

         11.7. CONFIDENTIALITY AGREEMENTS. Seller and Check Services agree that from the date hereof, Seller and Check Services shall use their reasonable best efforts to enforce, on behalf of Buyer the Confidentiality Agreements and any non-solicitation, non-disclosure, confidentiality, and non-compete agreements or provisions related to the Business; and any non-solicitation, non-disclosure, confidentiality, and non-compete agreements or provisions that exist in favor of Seller pertaining to the Business and that are not otherwise being transferred hereunder; provided that, Buyer shall reimburse Seller for the reasonable, documented out-of-pocket expenses incurred by Seller in enforcing all such agreements. Without limiting the generality of the foregoing, Seller shall cause Salomon Brothers, Inc. to immediately request return of all confidential information from any third party who received such information to request that such third parties certify that they have destroyed all such confidential information.

              Section 11.8. For a period of 45 days after Closing. Seller shall assist Buyer in its transition of the Business from Seller and Seller's parent NPI, by providing certain corporate services. These services shall include, but not necessarily be limited to, accounting, payroll, human resources and employee benefits, insurance, risk management, and related functions currently performed by Seller and its parent corporation, NPI, on behalf of the Business (such functions, the "Corporate Services"); provided that Buyer shall pay to Seller the out-of-pocket costs and overhead expended by Seller in its provision of the Corporate Services to Buyer. Buyer shall use its reasonable best efforts to stop using the Corporate Services as soon as possible from the Closing Date, but, in any event, no later than 45 days after the Closing Date.

12.      TERMINATION. This Agreement may be terminated at any time prior to
Closing: (a) by the mutual written consent of the parties hereto; (b) by Buyer if any of the conditions specified in Section 10.1 have not been satisfied or waived by Buyer at such times such condition can no longer be satisfied; (c) by the Seller if any of the conditions specified in Section 10.2 have not been satisfied or waived by Seller at such time as such condition can no longer be satisfied; or (d) by any party hereto, if Closing shall not have occurred on or prior to June 30, 1999. In the event of termination hereof, this Agreement shall become void and have no effect, except that the provisions relating to confidentiality shall survive any such termination; provided that no such termination shall relieve any party from liability for the willful breach of this Agreement.

13.      MISCELLANEOUS.

         13.1 EXPENSES. Each of the parties hereto shall pay all of its own costs, fees and expenses relating to the acquisition, incurred prior to Closing, including, but not limited to, costs of negotiations, legal and accounting fees and other expenses.

         13.2 NOTICES. All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by either party to the other party pursuant to this Agreement shall be in writing and shall be hand delivered (including delivery by courier so long as a receipt or confirmation of delivery is obtained), sent by a recognized overnight delivery service, mailed by first-class, registered or certified mail, return receipt requested, postage prepaid or transmitted by facsimile transmission (followed by delivery of the original of such document), addressed as follows:

If to Buyer:                                                  If to Seller:

Attention: William C. Kessinger
           Stephen D. Kane                          Attention: President
International Payment Services, Inc.                National Processing Company.
------------------------------------

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

c/o GTCR Fund VI L.P.                          1231 Durrett Lane
----------------------------
Sears Tower, 61st Floor                        Louisville, KY  40285
----------------------------
Chicago, IL  60606
-------------------
Facsimile:  (312) 382-2201                     Facsimile:  502.326.7100
         ------------------

With a copy (which shall not                   With a copy (which shall not
constitute notice) to:                         constitute notice) to:

Attention: Kevin Evanich                       Attention: General Counsel
           Hab Siam

                                               National Processing Company.
Kirkland & Ellis                               c/o National City Corporation
----------------------------
200 East Randolph Drive                        17th Floor, Law Department
----------------------------
Chicago, IL 60601                              1900 East Ninth Street
----------------------------
Facsimile: (312) 861-2200                      Cleveland, Ohio  44114
         ------------------

Either party hereto may designate by notice, in the manner herein above provided, a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request or communication which shall be mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the affidavit of messenger, or, in the case of facsimile, electronic confirmation of reception with verbal confirmation, being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation. Any party may change its designated recipient for notices, address and/or facsimile number upon written notice to the other parties of this Agreement.

         13.3 CONFIDENTIALITY. Seller and Buyer will hold and will cause their consultants and advisers to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of their counsel, by other requirements of law, all documents and information concerning the other party furnished to them by the other party or their representatives in connection with the Agreement or the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) in the public domain through no fault of the other party, (b) previously known by the other party on a non-confidential basis from a source not known by such party to be under any confidentiality restriction, (c) later lawfully acquired by the other party from a source not known by such party to be under any confidentiality restriction, or (d) independently developed by the other party without the use of information subject to this confidentiality restriction) and neither party will release or disclose such information to any other person, except its auditors, attorneys, financial advisers, bankers and other consultants and advisers in connection with this Agreement. If the transactions contemplated by this Agreement are not consummated, such confidence will be maintained except to the extent that such information comes into the public domain through no fault of either party and such information shall not be used to the detriment of, or in relation to any investment in, the other party and all such documents (including copies thereof) shall be returned to the other party immediately on the request of either party. Both parties shall be

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

deemed to have satisfied their obligations to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for their own similar information.

         13.4 SURVIVAL. Each of the representations and warranties in this Agreement shall be deemed represented and made at the Closing as if made at such time and shall survive the Closing and the consummation of the transactions contemplated hereby for a period of two years after closing. All other terms and provisions of this Agreement shall also survive the Closing and the consummation of the transactions contemplated by this Agreement for a period of two years after Closing with the exception of Sections 2.4, 8.1(b), 8.2(b) and 13.3.
Section 2.4 shall survive for five years and Sections 8.1(b), 8.2(b) and 13.3 shall survive indefinitely.

         13.5 ENTIRE AGREEMENT. This Agreement is the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings.

         13.6 PARTIES IN INTEREST; ASSIGNMENT. This Agreement is not intended to nor will it confer upon any other Person (other than the parties hereto) any rights or remedies. This Agreement shall not be assigned by either party without the express written consent of the other party; provided, however, that Buyer may assign its respective rights hereunder to an Affiliate or its indemnification rights to its lenders without obtaining the consent of Seller. Any attempted assignment of this Agreement, other than by Buyer as allowed above, shall be null and void. Nothing in this Agreement, express or implied, shall be construed to confer any rights or remedies upon any party other than the parties hereto and their respective successors and permitted assigns.

         13.7 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and permitted assigns when executed by all parties.

         13.8 SEVERABILITY. The parties agree that construction of this Agreement shall be in favor of its reasonable nature, legality and enforceability, and that any construction causing unenforceability shall yield to a construction permitting enforceability. It is agreed that the noncompetition, nonsolicitation, nondisclosure and nonhiring covenants and provisions of this Agreement are severable, and that if any single covenant or provision or multiple covenants or provisions should be found unenforceable, the entire Agreement and remaining covenants and provisions shall not fail but shall be construed and enforceable without any severed covenant or provision in accordance with the tenor of this Agreement. The parties specifically agree that no covenant or provision of this Agreement shall be invalidated because of overbreadth insofar as the parties acknowledge the scope of the covenants and provisions contained herein to be reasonable and necessary for the protection of Buyer and not unduly restrictive upon Seller. However, should a court or any other trier of fact or law determine not to enforce any covenant or provision of this Agreement as written due to overbreadth, then the parties agree that said covenant or provision shall be enforced to the extent reasonable, with the court or such trier to make any necessary revisions to said covenant or provision to permit its enforceability, whether said revisions be in time, territory, or scope of prohibited activities.

         13.9 WAIVER. Any agreement on the part of either party hereto to any extension or waiver shall be valid only if in writing signed by the party granting such waiver or extension and shall be a one-time waiver or extension only, and any such waiver or extension or any other failure to insist on strict compliance with any duty or obligation or any representation, warranty or other covenant herein shall not operate as a waiver or extension of, or stoppel with respect to, any continuing, subsequent or other failure to comply with or fulfill any duty or obligation or any representation, warranty or other covenant herein.

         13.10 ARBITRATION. Any controversy or claim arising out of, or relating to, this Agreement, or the making, performance, or interpretation of it, shall be settled by arbitration in New York, New York, or such other location agreed to by the parties, in accordance with the then-current Commercial Rules of Arbitration of the American Arbitration Association ("AAA") pursuant to a written award with findings of fact and conclusions of law (which award shall be consistent with this Agreement and applicable United States law) and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy; provided, that punitive damages may not be awarded in such arbitration. The arbitrators shall have the right to employ experts to assist them in any arbitration proceeding and shall have the right to render equitable, as well as other, awards and relief. Before submitting a list of potential arbitrators to the parties for their consideration, the AAA shall consult with each party to discuss the applicable qualifications for the proposed arbitrators. Upon written request by Seller or by Buyer as to any particular controversy or claim under this Agreement with a copy of any such request also being sent to the other party or parties in accordance with the notice provisions of this Agreement, the AAA shall select a panel of at least three arbitrators, but if no such request is made by the time the parties comment on any proposed list of arbitrators, the AAA may select a single arbitrator unless the AAA determines that a greater number of arbitrators is appropriate. Each arbitrator shall be a currently licensed lawyer in the United States of America with at least twenty (20) years experience in merger and acquisition practice in the United States.

         13.11 GOVERNING LAW. This Agreement shall be governed by the laws of the State of Delaware (without giving effect to the conflict of laws provisions thereof); provided that any arbitration conducted pursuant to this Agreement shall be governed by the Federal Arbitration Act (or any successor thereto).

         13.12 CAPTIONS. The captions contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         13.13 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by the parties in counterparts, each of which shall be deemed an original hereof, and all of which shall constitute one and the same Agreement.

         13.14 PUBLICITY. Buyer and Seller shall consult with each other and cooperate in the development and distribution of any and all news releases, other announcements, or public disclosure of matters related to this Agreement or the transactions contemplated herein.

         IN WITNESS WHEREOF, Buyer and Seller have duly executed and delivered this Agreement under seal as of the date and year first above written.

SELLER:                             BUYER:

NATIONAL PROCESSING, INC.           INTERNATIONAL PAYMENT SERVICES, INC.


By: /s/Thomas A. Wimsett
   ----------------------------
                                    By: /s/ Stephen D. Kane
Name: Thomas A. Wimsett                -----------------------------
    ---------------------------
                                    Name: Stephen D. Kane
                                        ----------------------------

Title: Executive Vice President     Title:
     --------------------------          ---------------------------


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